Exhibit 99.2

Operator’s Opening Script:

Welcome to the Second Quarter 2019 New York City REIT, or NYCR webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 15, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of New York City REIT, Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. All three REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The performance of the other two entities should also not be used to predict the performance or business plan of NYCR. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the 2nd quarter 2019 investor presentation for NYCR (available on the company’s website, at www.newyorkcityreit.com), as part of the most recent earnings release for GNL (available on GNL’s website at www.globalnetlease.com) and part of the 2nd quarter 2019 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global. I would like to review a few updates about the AR Global platform before going through the 2nd quarter webinar materials.

AR Global currently manages $12 billion of AUM across two non-traded REITs and two publicly traded REITs. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, actively managing the capital structure through select financing transactions, and deploying all available capital to grow these portfolios.

American Finance Trust, one of our publicly traded REITs, has a $3.6 billion portfolio consisting of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the second quarter, the company owned 704 properties with an overall portfolio occupancy of 93% and average contractual rent growth of 1.3% per year. The weighted-average remaining lease term for the portfolio at the end of the year was 9 years.

Global Net lease, or GNL, our other publicly traded REIT, saw second quarter revenue increase 7% year-over-year to $76 million and second quarter AFFO increased year-over-year to $40 million. GNL finished the quarter very strong with robust acquisitions as the company closed on $187 million of property acquisitions and capital expenditures in the second quarter, at an average cap rate of 7.7% with 11.1 years weighted-average lease term. GNL continues to see buying opportunities in the market as it maintains a robust pipeline of high quality net-lease assets leased long-term to creditworthy tenants.

Healthcare Trust, Inc. continues to grow its Net Operating Income which is 90% generated by Medical Office Buildings and Senior Housing Operating Properties. HTI plans to continue to identify and acquire new high quality medical properties, while focusing on organic NOI growth within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT continues to improve occupancy at 9 Times Square and 123 William Street through its comprehensive lease-up plan. Second Quarter 2019 occupancy for NYCR’s entire portfolio was 94.7%, an increase of approximately 5% from 89.8% at the end of the second quarter of 2018. We believe this positive leasing momentum will lead to improved earnings for the REIT by increasing revenue from tenants and NOI. Subsequent to quarter end, New York City REIT closed on the acquisition of three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract price of approximately $89 million.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

NYCR Webinar Script

Slide 2: NYCR Highlights – (Zach Pomerantz)

Thank you Mike and hello everyone, this is Zach Pomerantz, Senior Vice President for Asset Management for New York City REIT. I’d like to begin with some of the highlights from the second quarter of 2019 based on information contained in our recently filed 10-Q.

New York City REIT continues to focus on its lease up initiatives across the portfolio and more specifically 9 Times Square and 123 William Street. I am proud to announce that at the end of the second quarter 2019, NYCR had improved its overall portfolio occupancy to 94.7%. We believe this significant boost to occupancy will continue to drive NOI gains across the portfolio as incentives burn off and these tenants commence paying rent. Our largest occupancy gains have come at 9 Times Square where occupancy is now 92.3%, up from 74.4% a year ago. Despite this progress, we believe there is additional leasing upside at this property in the remainder of 2019.

On April 26, 2019, New York City REIT entered into a 5-year term loan with Capital One for $55 million with an attractive fixed interest rate of 3.7%.

Subsequent to June 30, 2019, the Company acquired a fee-simple interest in three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract sale price of approximately $89 million, excluding acquisition related costs. The condos are fully occupied by high-quality, experiential tenants subject to long-term leases with contractual rental increases. The acquisition includes attractive long-term financing and enhances our overall portfolio.

Slide 3: Q1 2019 Leasing Activity – (Zach Pomerantz)

On slide 3, you can see we have had great leasing success as measured by occupancy gains across the portfolio. 123 William Street has continued its stellar performance, and has improved its occupancy to 98%. 1140 Avenue of the Americas now exceeds 91% occupancy, and we continue to see opportunities for further expansion of occupancy at this property. As I mentioned earlier, 9 Times Square has realized fantastic gains in the last year.

Leasing is essential to the success of NYCR, and we continued our tremendous leasing activity in the second quarter, directly leading to increased rental revenue and net operating income.

Slide 4: Key Initiatives – (Zach Pomerantz)

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets to maintain an efficient capital structure, and selectively pursue additional acquisitions with a focus on assets located in Manhattan. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

Additionally, NYCR’s net leverage remains low at 33%, providing room for potential portfolio growth.

Slide 5: New York City Market Trends – (Zach Pomerantz)

The New York City real estate market has strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values.

New York City office real estate demand drivers remain strong, while employment and population numbers are at historical ten-year highs and vacancy numbers are slightly above historical averages.

We are very pleased with the market dynamics in the Manhattan sub-markets where NYCR’s properties are located, and we continue to monitor the performance of these areas.

Slide 6: Portfolio Overview – (Zach Pomerantz)

NYCR has a portfolio of $777 million of real estate at cost consisting of seven properties as of June 30, 2019, with portfolio occupancy of 95% and a weighted average remaining lease term of over 6 years.

As you can see from the map on the right-hand side, with the exception of our most recent medical office property acquisition, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d now like to turn the call over to Katie Kurtz, Chief Financial Officer of NYCR.

Slide 7: Balance Sheet Summary– (Katie Kurtz)

Thank you, Zach. Slide 7 provides a snapshot of our balance sheet at quarter end. New York City REIT’s total real estate at cost stood at $777 million, which consists of the seven properties that the Company owns. As of June 30, 2019, NYCR’s cash and cash equivalents balance was $94 million. We also had five loans outstanding with a combined balance of $354 million (gross). The company’s net leverage was only 33%, with a weighted average effective interest rate of 4.4%.

As Zach mentioned earlier, we are seeing the effects of our previously announced tenant leasing initiatives which were funded, in part, by the suspension of the monthly distributions in the first quarter of 2018. Since the end of Q1 2018, following the suspension, the 6.7% increase in occupancy, including five leases that have commenced but are not yet rent paying, and the $0.6 million increase in Cash NOI to $7.3 million in the second quarter are some of the results of this effort. Though our board of directors has not yet reinstated the distribution, we are pleased with improved occupancy and increased revenues resulting from these initiatives. As additional rent commences under new leases and after the free rent burn-off in the portfolio, the Board will continue to evaluate the resumption of distributions.

Slide 8: Management Team – (Katie Kurtz)

Our management team and Board remain focused on driving earnings within the portfolio, and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value over the long term and preparing the company for an eventual liquidity event.

Slide 9: Supplemental Information – (Katie Kurtz)

On April 26, 2019, the Company, entered into a term loan with Capital One, National Association, as administrative agent, and the other lenders party thereto for a $55 million loan with an interest rate fixed at 3.6725% by a swap agreement. The loan has a maturity date of April 26, 2024, and requires monthly interest-only payments, with the principal balance due upon maturity. The loan is secured by, among other things, a mortgage lien on the Company’s previously unencumbered 9 Times Square property.

Subsequent to June 30, 2019, the Company acquired a fee-simple interest in three condominium units located at 196 Orchard Street in Manhattan for an aggregate contract purchase price of approximately $89 million, excluding acquisition related costs. The Company funded $51.0 million of the purchase price with proceeds from a loan and the remaining $38 million from cash on hand.

Closing Comments – (Katie Kurtz)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.